Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-261924) on Form S-8 of our report dated April 16, 2025, with respect to the consolidated financial statements of Nu Holdings Ltd. and the effectiveness of internal control over financial reporting.

KPMG Auditores Independentes Ltda. São Paulo, Brazil

April 16, 2025